Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R.D. Leslie
Vice President/Treasurer
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES DECLARES 2-FOR-1 STOCK SPLIT

LUFKIN, Texas (Mar. 22, 2005) — Lufkin Industries, Inc. (NASDAQ: LUFK) today announced that the Company’s Board of Directors has approved a 2-for-1 stock split. The stock split will be effected by issuing one additional share of common stock for every outstanding share of common stock, and the additional shares will be distributed on April 19, 2005, to stockholders of record at the close of business on April 4, 2005. Lufkin had 7,039,303 common shares outstanding at March 7, 2005. After the stock dividend, there will be approximately 14.1 million shares of Lufkin common stock outstanding. With respect to future quarterly cash dividends, management intends to propose to the Board of Directors that the current level of cash distributions be maintained, while reducing the per share rate in half to reflect the increased number of shares.

Douglas V. Smith, president and chief executive officer of Lufkin, commented, “We are pleased to announce this stock split, which reflects both the strong performance of the Company’s stock and the Board’s confidence in the Company’s prospects for further growth. We also believe that, over time, the split can contribute to increased market liquidity for the Company’s stock and greater trading volume.”

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “believe,” “estimate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services power transmission products, oil field pumping units, foundry castings and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

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Lufkin Industries, Inc. ♦ 601 South Raguet ♦ Lufkin, Texas 75902 ♦ (936) 634-2211